Exhibit 2.1

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT, 2004

MEMORANDUM OF ASSOCIATION

AND

ARTICLES OF ASSOCIATION

Flint Int’l Services, Inc.

Incorporated on the 5 April 2011

FH CORPORATE SERVICES LTD

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT, 2004 (the "Act")

MEMORANDUM OF ASSOCIATION

OF

Flint Int’l Services, Inc.

1	Name

The name of the Company is Flint Int’l Services, Inc.

2	Company Limited by Shares

The Company is a company limited by shares. The liability of each member is limited to the amount from time to time unpaid on such member's shares.

3	Registered Office

The first registered office of the Company will be situated at the office of the registered agent which is FH Chambers, PO Box 4649, Road Town, Tortola, British Virgin Islands or such other place as the directors or members may from time to time decide, being the office of the registered agent.

4	Registered Agent

The first registered agent of the Company will be FH Corporate Services Ltd, FH Chambers, PO Box 4649, Road Town, Tortola, British Virgin Islands, VG1110 or such other registered agent as the directors or members may decide from time to time.

5	General Objects and Powers

Subject to Regulation 6 below the objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the BVI Business Companies Act, 2004 or as the same may be revised from time to time, or any other law of the British Virgin Islands.

6	Limitations on the Company's Business

For the purposes of section 9(4) of the Act the Company has no power to:

(a)	carry on banking or trust business, unless it is licensed under the Banks and Trust Companies Act, 1990;

(b)	carry on business as an insurance or as a reinsurance company, insurance agent or insurance broker, unless it is licensed under an enactment authorising it to carry on that business;

(c)	carry on the business of company management unless it is licensed under the Companies Management Act 1990;

(d)	carry on the business of providing the registered office or the registered agent for companies incorporated in the British Virgin Islands; or

(e)	carry on the business as a mutual fund, mutual fund manager or mutual fund administrator unless it is licensed under the Securities and Investment Business Act, 2010.

7	Authorised Shares

(a)	The Company is authorised to issue a maximum of 70,000,000 shares divided into two classes of shares as follows:

(i)	50,000,000 ordinary shares of US$0.001 par value each ("Ordinary Shares”); and

(ii)	20,000,000 preferred shares of US$0.001 par value each ("Preferred Shares").

(b)	The shares in the Company shall be issued in the currency of the United States of America.

(c)	Each Ordinary Share in the Company confers on the holder:

(i)	the right to one vote at a meeting of the members of the Company or on any resolution of the members of the Company;

(ii)	the right to an equal share in any dividend paid by the Company in accordance with the Act; and

(iii)	the right to an equal share in the distribution of the surplus assets of the Company.

(d)
The directors may, subject to the Act, by amending this Memorandum and/or the Articles, determine the designations, powers, preferences and relative, participation, optional and other rights, if any, and the qualifications, limitations and restrictions thereof, if any, including without limitation preferences that any Preferred Shares issued by the Company confers on the holder.

8	Rights Not Varied by the Issue of Shares Pari Passu

The rights conferred upon the holders of the shares of any class shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

9	Registered Shares Only

Shares in the Company may only be issued as registered shares and the Company is not authorised to issue bearer shares. Registered shares may not be exchanged for bearer shares or converted to bearer shares.

10	Amendments

Subject to the provisions of the Act, the Company shall by resolution of the directors or members have the power to amend or modify any of the conditions contained in this Memorandum of Association or the Articles of Association, save that no amendment may be made by a Resolution of Directors:

(a)	to restrict the rights or powers of the voting members to amend the Memorandum or Articles;

(b)	to change the percentage of voting members required to pass a resolution to amend the Memorandum or Articles;

(c)	in circumstances where the Memorandum or Articles may only be amended by the voting members;

(d)           to clauses 7(c), 8 or this clause 10.

11	Definitions

The meanings of words in this Memorandum not otherwise defined herein are as defined in the Articles of Association.

NAME, ADDRESS AND DESCRIPTION OF INCORPORATOR

We, FH Corporate Services Ltd, of FH Chambers, P.O. Box 4649, Road Town, Tortola, British Virgin Islands, registered agent of the Company, hereby sign this Memorandum of Association for the purposes of incorporating a Private Company Limited by Shares under the BVI Business Companies Act, 2004 this 5th day of April 2011.

FH Corporate Services Ltd
FH Chambers
P.O. Box 4649, Road Town, Tortola
British Virgin Islands

Incorporator

José Santos
For and on behalf of
FH Corporate Services Ltd